[CONFIDENTIAL MATERIAL REQUESTED. CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION.]

                                                                   EXHIBIT 10.14

                          FIXED TERM LICENSE AGREEMENT
                          AGREEMENT NO.: FTLA-00CDS0717
                         DATE OF AGREEMENT: ___________

        This FIXED TERM LICENSE AGREEMENT ("Agreement"), entered into as of the date specified above, is by and between CADENCE DESIGN SYSTEMS, INC., a Delaware corporation having a principal place of business at 555 River Oaks Parkway, San Jose, California 95134-1937, USA ("Cadence"), and TALITY LP, A DELAWARE LIMITED PARTNERSHIP , having a place of business at 2655 Seely Ave., San Jose, CA 95134 ("Customer"). Customer desires by this Agreement to obtain from Cadence limited, temporary licenses to Use certain Licensed Programs and related Documentation (as defined below) under the terms and conditions set forth below. Customer intends to provide integrated circuit design, product design, PCB design, manufacturing, and other services to its customers. In connection with such services, Customer's employees along with subcontractors, and consultants (at either a Designated Site or a remote location) may require the right to Use the Licensed Programs as provided hereunder in connection with specific Customer Projects ("Projects"). In addition, customers of Customer may also require the right to view design results and Use the Licensed Program operation via Customer's web site for such Projects. Therefore, Cadence and Customer agree as follows:

        Therefore, Cadence and Customer agree as follows:

1. DEFINITIONS

        The following definitions apply herein:

        (a) "DESIGNATED EQUIPMENT" means either: (i) a server (located at the Designated Site) identified by serial number, or host I.D on which the Licensed Programs are stored, or; (ii) a computer or workstation, as identified by its serial number, host I.D. number or ethernet address, located at the Designated Site, to which the Licensed Programs are downloaded and Used only upon the issuance of an electronic "key". The Designated Equipment shall be of a manufacture, make and model, and have the configuration, capacity, (i.e., memory/disk), operating software version level and pre-requisite and co-requisite applications, prescribed in the Documentation as necessary or desirable for the operation of the Software.

        (b) "DESIGNATED SITE" means the specific address of Customer's facility consisting of one or more buildings within a radius of one mile of the Designated Equipment. Use of the Licensed Programs may be either at the Designated Site or through remote access via a secure interface to the Licensed Programs on the Designated Equipment at the Designated Site. The geographic scope of such remote access shall be as set forth in the Product Quotation.

        (c) "DOCUMENTATION" means the user manuals and other written materials which describes the Software, its operation and matters related to its use and which Cadence generally makes available to its commercial licensees for use with the Software and any updated, improved or modified version(s) of such materials, whether provided in published written material, on magnetic media or communicated by electronic means.

        (d) "EFFECTIVE DATE" means the date specified in each Product Quotation representing the commencement of the Term of Use for the Licensed Programs.

        (e) "INITIAL CONFIGURATION" means the specific group of Licensed Programs listed in each Product Quotation which represents the initial usage by the Customer on the Effective Date.

        (f) "LICENSED PROGRAM(S)" means the specific group of Cadence Software and the associated Documentation listed in the Product Quotation. Unless otherwise specified in the Product Quotation, Licensed Programs excludes New Technology as defined in Section 9(a)(6) herein.

        (g) "MAINTENANCE SERVICE(S)" shall mean any maintenance services, installation assistance, customized support, consulting, or similar assistance which Cadence may consent to provide to Customer related to the Licensed Programs or to facilitate Customer's productive Use of the same, as is more particularly described in Section 9 (Technical Support) herein.

        (h) "PRODUCT QUOTATION" means a written quotation from Cadence to Customer identifying the Licensed Programs, Initial Configuration, quantity, charges, term of Use and other information relevant to a specific transaction which Cadence is quoting to Customer. Each Product Quotation will be included as an Attachment to this Agreement and incorporated herein by reference.

        (i) "SOFTWARE" means any applications programming code or executable computer program(s), and any updated, improved or otherwise modified version(s) thereof, generally made commercially available by or on behalf of Cadence to customers.


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        (j) "TERM OF USE" means that period of time Customer has Use of the
Licensed Programs as specified in each Product Quotation.

        (k) "THEN CURRENT CONFIGURATION" means the specific group of Licensed Programs being Used by Customer in accordance with the provisions of this Agreement at the time Customer has the right to "remix" as provided in Section 3(b).

        (l) "USE" means copying all or any portion of a Licensed Program into the Designated Equipment or transmitting it to the Designated Equipment for processing instructions contained in the Licensed Program and/or loading data into or displaying, viewing or extracting output results from or otherwise operating any portion of the Licensed Program for the purpose of Customer's design and manufacture of electronic circuits and systems.

2. SCOPE AND BACKGROUND

        This Agreement puts into place a mechanism whereby Customer can: (i) temporarily license a number of Licensed Programs and its Documentation; and
(ii) obtain Maintenance Services for the Licensed Programs pursuant to the provisions and during the Term of Use for such Licensed Programs. This Agreement has the following characteristics: (i) only Cadence Licensed Programs can be licensed; (ii) the duration of the Use of the Licensed Programs is limited to the Term of Use as specified in each Product Quotation attached to this Agreement; (iii) Maintenance Service charges are included as part of the Fees (as defined in Section 4 below); and (iv) any copy of the Licensed Programs can only be Used by Customer at a Designated Site or at remote sites in accordance with Section 3(c) of this Agreement. If Customer desires to acquire a license to Use any third party program marketed by Cadence, or a perpetual license to any Cadence Software, such acquisitions shall be a separate transaction outside the scope of this Agreement.

3. LICENSE GRANT

        (a) GRANT: Subject to Customer's timely payment of the Fees as set forth in Section 4 and subject to the limitations set forth in Section 3(b), Cadence hereby grants Customer, for the Term of Use as specified in each Product Quotation attached to this Agreement, a non-transferable, non-exclusive, personal, limited license to: (i) Use the quantity of Licensed Programs identified in that Product Quotation at the Designated Sites on any unit of Designated Equipment owned or leased by Customer, or at remote locations as provided in sub-part (c) below, provided, however, each item of Licensed Programs is only Used on one unit of Designated Equipment at a time by a single user; and (ii) Use the Documentation at the Designated Site, or at remote locations as provided in sub-part (c) below, as is reasonably necessary for Customer's licensed Use of the Licensed Programs (collectively, a "Fixed Term License"). All rights not expressly granted to Customer pursuant to this Agreement are reserved by Cadence.

        (b) LIMITATION: Customer agrees as of the Effective Date of the applicable Product Quotation, Customer may initially Use only those Licensed Programs identified in the Initial Configuration. If specified in the Product Quotation, and upon reasonable prior written notice to Cadence, Customer may periodically remix the Initial Configuration or the Then Current Configuration with the following limitations: (i) the total value of the new configuration, as calculated in the Product Quotation, may not exceed the total value of the Initial Configuration, and (ii) the maximum dollar value of the Then Current Configuration, which may be exchanged for other Licensed Programs, is specified in the Product Quotation. Customer shall execute a Certificate of Discontinued Use upon the completion of each remix for those Licensed Programs that are exchanged or terminated in the remix.

        (c) RESTRICTION: All rights, title and interest in the Licensed Programs shall remain the exclusive property of Cadence and/or its licensors. Each Licensed Program and its Documentation are the confidential and proprietary property of Cadence or third parties from whom Cadence has obtained the appropriate rights. Customer shall not Use or copy the Licensed Program or Documentation except as expressly permitted hereunder. In order to protect Cadence and/or its licensors' intellectual property, Customer shall not modify, disassemble, decompile or reverse translate or create derivative works from the Licensed Programs or otherwise attempt to derive the Software's source code, or let any third party do so. No right or license is granted or implied under any of Cadence's, or its licensors', patents, copyrights, trademarks, trade names, service marks or other intellectual property rights to Use the Licensed Programs or to license or authorize others to Use the Licensed Programs beyond the rights and restrictions set forth in this Agreement. Customer shall not remove or alter any of Cadence or its licensors' restrictive or ownership legends appearing on or in the Licensed Programs and shall reproduce such legends on all copies permitted to be made. Customer shall not let the Licensed Programs be accessed or used by third parties or anyone other than Customer's employees whose duties require such access or use. Notwithstanding the foregoing, Customers authorized consultants and subcontractors may Use the Licensed Program on the Designated Equipment at the Designated Site or from remote locations (specified in a Product Quotation) but only where such Use is in connection with their performing services for a Project on Customer's behalf consistent with the Fixed Term License granted to Customer hereunder. [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION.] As a condition precedent to such Use of the Licensed Programs, Customer shall (i) require such consultants, subcontractors and clients to sign written agreements obligating them to observe the same material restrictions concerning the Licensed Program as are contained in this


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Agreement, (ii) ensure that such agreements contain a provision establishing
Cadence, in the event of a reasonable belief by Cadence that the other party to such agreement has been or is breaching Cadence's intellectual property rights, as a third party beneficiary of such agreements with respect to such intellectual property rights and the right of Cadence to seek injunctive or other legal or equitable relief for such breach, (iii) have in place reasonable security measures to ensure that the Licensed Programs are Used only in accordance with the terms of this Agreement, and (iv) promptly notify Cadence in the event Customer learns of any material breach of such agreements. Customer shall remain fully liable to Cadence for any misuse of the Licensed Programs by Customer's authorized consultants, subcontractors and clients.

        (d) ADDITIONAL LICENSED PROGRAMS: Subject to Customer's payment to Cadence of additional fees as determined by mutual agreement of the parties, Customer may acquire the right and license to Use additional Cadence Software.

4. FEES; TAXES

        (a) FEES AND PAYMENT: Customer shall pay Cadence the license fees ("License Fees") and maintenance services fees ("Maintenance Services Fees") (collectively, the "Fees"). Such Fees shall be remitted so that they are received by Cadence by the dates and in the amounts set forth in the Product Quotation and, except as expressly provided herein, are non-refundable. In addition, Customer's obligation to remit License Fee payments to Cadence in accordance with the payment schedule set forth in the Product Quotation shall be absolute, unconditional, noncancellable and nonrefundable, and shall not be subject to any abatement, set-off, claim, counterclaim, adjustment, reduction, or defense for any reason, including, but not limited to, any claims that Cadence failed to perform under this Agreement or termination of this Agreement. Past due amounts shall be subject to a monthly service charge of one and one-half percent (11/2%) per month of the unpaid balance or the maximum rate allowable by law. In addition to all other sums payable hereunder, Customer shall pay all reasonable out-of-pocket expenses incurred by Cadence, including fees and disbursements of counsel, in connection with collection and other enforcement proceedings resulting therefrom or in connection therewith.

        (b) TAXES: All Fees are net. Customer will pay or reimburse all taxes, duties and assessments, if any due, based on or measured by amounts payable to Cadence in any transaction between Customer and Cadence under this Agreement (excluding taxes based on Cadence's net income) together with any interest or penalties assessed thereon, or furnish Cadence with evidence acceptable to the taxing authority to sustain an exemption therefrom (collectively, "Taxes").

5. TERM AND TERMINATION

        (a) TERM: This Agreement is entered into as of the date specified on the initial page and shall terminate on the latest termination date set forth in the Product Quotation(s) ("Term") unless terminated as provided in Section 5(b), or the parties have negotiated a continuance or renewal hereof.

        (b) TERMINATION: This Agreement may be terminated by Cadence: (i) if Customer fails to pay when due all or any portion of any amounts payable hereunder, and such failure is not cured within thirty (10) days after written notice; or (ii) if Customer breaches any provisions of Section 3 herein and such breach is not cured within ten (10) days after written notice; or (iii) in the event of a material breach by Customer of any other provision of this Agreement where Customer fails to correct such breach within thirty (30) days of its receipt of written notice thereof; or (iv) immediately if Customer becomes insolvent or makes an assignment for the benefit of creditors, or a trustee or receiver is appointed for Customer or for a substantial part of its assets, or bankruptcy, reorganization or insolvency proceedings shall be instituted by or against Customer; or (v) if an "Event of Default" (as defined in the Installment Payment Agreement "IPA") occurs and is continuing under any IPA in favor of Cadence or Cadence Credit, if Customer enters into such an IPA in order to finance the License Fees. This Agreement may be terminated by Customer in the event of a material breach by Cadence of any provision of this Agreement where Cadence fails to correct such breach within thirty (30) days of its receipt of written notice thereof. In the event of a material breach by Cadence, Customer may, at its option, either (i) terminate the Agreement as provided herein, or
(ii) continue to Use the Licensed Programs provided that in such instance, Customer agrees to continue to make Maintenance Fee payments during the Term of Use.

        (c) EFFECT OF TERMINATION: Expiration or termination of this Agreement shall simultaneously terminate Customer's usage rights for all Fixed Term Licenses and Cadence's Maintenance Service obligations with respect thereto. Within thirty (30) days after expiration or termination of this Agreement, Customer shall: (i) furnish Cadence written notice certifying that the original and all copies, including partial copies, of the Licensed Programs furnished by Cadence under this Agreement or made by Customer as permitted by this Agreement, have either been returned to Cadence or destroyed and no copies or portions thereof remain in the possession of Customer, its employees or agents; and (ii) make prompt payment in full to Cadence for all amounts then due plus the present value (discounted at the lesser of; (a) the then current one year U.S. Treasury Bill Rate and, (b) the one year U.S. Treasury Bill Rate as of the Effective Date of this Agreement) of the unpaid balance of the License Fees as set forth in the Product Quotation, together with any applicable Taxes. Sections 3(c), 4, 5(c), 10, 11(b), 12, 13.6, 13.7 and 13.8 shall survive expiration or termination of this Agreement.



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6. ORDERING

        If required by Customer, Customer shall order Licensed Programs and Maintenance Services using its standard purchase order forms. All Customer orders shall: (i) conform to and cite this Agreement; and (ii) describe the Licensed Programs and/or Maintenance Services being ordered (by Cadence's product numbers and nomenclature), (iii) identify the quantity, price, ship and bill to addresses and (iv) include such other data as Cadence may reasonably require. This Agreement shall govern all Customer purchase orders accepted by Cadence during the Term and within the scope of this Agreement. Any terms and conditions contained or incorporated by reference in purchase orders, acknowledgments, invoices, confirmations or other business forms of either party which add to or differ from the terms and conditions of this Agreement or the Attachments made a part hereof shall be of no force or effect whatsoever concerning the subject matter of this Agreement, and either party's failure to object thereto shall not be deemed a waiver of its rights hereunder.

7. SHIPMENT

        Delivery is to be made F.O.B point of shipment. Customer shall pay shipping charges, including insurance. Risk of loss shall pass to Customer upon delivery to carrier.

8. COPIES AND TRANSFER

        (a) COPIES: Customer may make a reasonable number of copies of a Licensed Program for either of the following purposes only: (i) archival purposes; or (ii) for use as a back-up when the Licensed Program is not operational. All legends, trademarks, trade names, copyright legends and other identifications must be copied when copying the Licensed Program. Documentation may not be copied except for a reasonable number of printed copies produced by Customer for internal use only from the Documentation provided in electronic form. At Cadence's request, Customer will provide Cadence with a listing of the number of copies currently in possession or control by Customer.

        (b)TRANSFER: The Licensed Program may be moved from the Designated Site or the Designated Equipment only if the Designated Equipment malfunctions and only with Cadence's prior written consent. Customer will immediately return Cadence's Rehost Certificate when the Licensed Program is moved from either the previously identified Designated Equipment or Designated Site and completely remove the Licensed Program from such equipment.

9. TECHNICAL SUPPORT

        Subject to the terms and conditions of this Agreement and Customer's timely payment of applicable Fees, Cadence agrees to use commercially reasonable efforts to perform, or have provided, during the Term hereof, the following technical assistance with respect to the Licensed Programs:

        (a) MAINTENANCE SERVICES:

            (1) TELEPHONE SUPPORT: Cadence will make available telephone assistance to Customer through Cadence's Customer Response Center ("CRC") between 8:00 a.m. and 5:00 p.m., Designated Site local time (the "Prime Shift"), Monday through Friday excluding Cadence's holidays.

            (2) ERROR RESOLUTION ASSISTANCE: Cadence will acknowledge receipt of Customer's error or problem changes request (a "PCR") within four (4) Prime Shift hours. Upon receipt of a Customer's PCR containing a detailed description of the nature of the error, the conditions under which it occurs and other relevant data sufficient to enable Cadence to reproduce a reported error in order to verify its existence and diagnose its cause, upon completion of diagnosis Cadence will provide Customer appropriate assistance in accordance with Cadence's standard commercial practices, including furnishing Customer with an avoidance procedure, bypass, work-around, patch or hot-fix (i.e., a Customer specific release for a production stopping problem with no work-around) to correct or alleviate the condition reported.

            (3) UPDATE(S): Cadence will provide Customer any Update(s) (as defined below) for Licensed Programs that Cadence releases on a general commercial basis to its other customers. Cadence will also provide instructions and/or Documentation that Cadence considers reasonably necessary to assist in a smooth transition for Use of an Update.

            (4) COMMUNICATION: Cadence will provide Customer: (i) access to Cadence's SourceLink(TM) electronic bulletin board service; and, (ii) such newsletters and other publications, as Cadence routinely provides or makes accessible to all Maintenance Service customers to furnish information on topics such as Software advisories, known problem and solution summaries, product release notes, application notes, product descriptions, removal of an item from a product line, training class descriptions and schedules, bulletins about user group activity and the like.

            (5) VERSIONS SUPPORTED: Customer acknowledges that Cadence will maintain only the most current version of the Licensed Programs. Cadence shall also maintain the last prior version until the earlier of twelve (12) months from the release of each new version release, or termination of this Agreement.

            (6) GENERAL: As used herein an "Update" means a Software modification released by Cadence on a general, regularly scheduled basis as a standard Maintenance Service offering to its other commercial customers who have the same Software version under maintenance contract coverage with Cadence and Use such Software on computer hardware of the same manufacture, make and model as the Designated Equipment upon which Customer Uses the Software. Updates may include revisions to Documentation. "New Technology" means any enhancement(s) or addition(s) to Software (other than an Update) which Cadence does not make available to its

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commercial customers as a part of the standard Maintenance Service offering under a software maintenance contract, but rather is only provided subject to payment of a separate fee. New Technology is determined and defined by Cadence and is not covered by, and will not be provided in consideration of the Fees already paid by Customer unless otherwise specified in a Product Quotation.

        (b) CUSTOMER'S RESPONSIBILITIES: Customer shall:

            (1) NOTIFICATION: Notify Cadence promptly by either (i) Cadence electronic problem reporting software; or (ii) telephone with a description of the problem and a follow-up with a written PCR. If Customer does not receive Cadence's acknowledgment of its receipt of such report within four (4) Prime Shift hours, Customer shall promptly re-transmit such report.

            (2) ACCESS: Allow Cadence access to the Designated Equipment and communication facilities during Prime Shift and subject to Customer's security and safety procedures, and provide Cadence reasonable work space and other normal and customary facilities.

            (3) ASSISTANCE: Provide Cadence with reasonable assistance as requested and when Maintenance Services are performed on site at Customer's facility and ensure that a Customer employee is present.

            (4) TEST TIME: Provide sufficient support and test time on Customer's Equipment to allow Cadence to duplicate an error and verify if it is due to a Licensed Program, and when corrections are complete, acknowledge that the error has been resolved.

            (5) STANDARD OF CARE: Provide the same standard of care for the Licensed Program that it applies to its own products or data of like value to its business and return any defective Licensed Programs or attest in writing to the destruction of same as directed by Cadence.

            (6) SUPPORT: If Customer makes modifications, interfaces, and/or other changes to the Licensed Program as permitted under this Agreement, promptly inform Cadence in writing and provide such information as Cadence determines necessary to properly maintain the Licensed Program.

            (7) DATA NECESSARY: Provide data sufficient to enable Cadence to replicate a reported error on its own computers at the CRC.

        (c) EXCLUDED SERVICES: Maintenance Services required in connection with or resulting from the following are excluded from this Agreement:

            (1) abuse, misuse, accident or neglect; or, repairs, alterations, and/or modifications which are not permitted under this Agreement and which are performed by other than Cadence or its agents; or

            (2) the relocation of Licensed Programs from one unit of Equipment to another or from the Designated Site; or making changes due to Customer's decision to reconfigure the Licensed Program or the system or network upon which it is installed; or

            (3) maintenance, malfunction, modification of the Designated Equipment or its operating system; or

            (4) Use of the Licensed Program on a hardware platform other than the Designated Equipment; or use of other than the most current or last prior release of the Licensed Program; or

            (5) Customer's failure to maintain configuration environment (i.e., memory/disk capacity, operating system revision level, prerequisite or co-requisite items, etc.) specified in the Documentation; or where inadequate backups are supplied.

        (d) ADDITIONAL SERVICES: If Cadence agrees to perform services requested by Customer which are not included as part of this Agreement, such services shall be billed to Customer at prices and terms to be agreed by the parties.


10. PROPRIETARY RIGHTS INDEMNITY

        Cadence will indemnify, defend and hold Customer harmless, at Cadence's own expense, against any legal claim or action brought against Customer to the extent that it is based on a claim or allegation that any Licensed Program directly infringes a U.S., European or Japanese patent, copyright, trademark, or trade secret of any third party, and Cadence will pay any liabilities and costs and damages finally awarded against Customer in any such action that are attributable to any such claim or incurred by Customer through settlement thereof, but shall not be responsible for any compromise made or expense incurred without its consent. However, such defense and payments are subject to the condition that Customer gives Cadence prompt written notice of such claim, allows Cadence to direct the defense and settlement of the claim, and cooperates with Cadence as reasonably necessary for defense and settlement of the claim. Should any Licensed Program, or the operation thereof, become or in Cadence's opinion be likely to become, the subject of such claim, Cadence may, at Cadence's option and expense, procure for Customer the right to continue using the Licensed Program, replace or modify the Licensed Program so that it becomes non-infringing, or, if neither of the foregoing options are commercially reasonable or practicable, terminate the license granted hereunder for such Licensed Program and refund to Customer the Fees (less a reasonable charge for the period during which Customer has had availability of such Licensed Program for Use and of the Maintenance Services). Cadence will have no liability for any infringement claim to the extent it (i) is based on modification of a Licensed Program other than by Cadence, with or without authorization; or (ii) results from failure of Customer to use an updated version of a Licensed Program provided by Cadence to Customer; or (iii) is based on the combination or use of a Licensed Program with any other software, program or device not provided by Cadence if such infringement would not have arisen but for such use or combination; or (iv) results from compliance by Cadence with designs, plans or specifications furnished by Customer, or (v) is based on

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any products, devices, software or applications designed or developed through use of the Licensed Programs. THE FOREGOING STATES CADENCE'S ENTIRE LIABILITY AND CUSTOMER'S EXCLUSIVE REMEDY FOR PROPRIETARY RIGHTS INFRINGEMENT.

11. LIMITED WARRANTY

        (a) Cadence warrants for thirty (30) days after shipment that the recording media by which the Licensed Programs are furnished is free of manufacturing defects and shipping damage if the media has been properly installed on the Designated Equipment. Cadence does not warrant that Licensed Programs will meet Customer's requirements or that their Use will be uninterrupted or error free. As Customer's sole remedy and Cadence's entire liability for breach of the warranty herein, Cadence will provide a replacement magnetic media containing the Licensed Programs ordered by Customer.

        (b) EXCEPT AS PROVIDED ABOVE, CADENCE MAKES NO WARRANTIES TO CUSTOMER WITH RESPECT TO THE LICENSED PROGRAMS OR ANY SERVICE, ADVICE, OR ASSISTANCE FURNISHED HEREUNDER, AND NO WARRANTIES OF ANY KIND, WHETHER WRITTEN, ORAL, IMPLIED OR STATUTORY, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OR ARISING FROM COURSE OF DEALING OR USAGE IN TRADE SHALL APPLY.

12. LIMITATION OF LIABILITY

        Cadence's cumulative liability to Customer for all claims of any kind resulting from Cadence's performance or breach of this Agreement or the Licensed Program(s) or Services furnished hereunder shall not exceed, to the extent collected by Cadence, the Fees actually received by Cadence from Customer under this Agreement during the current Term for the Licensed Program(s) or Maintenance Services which are the subject of such claim, regardless of whether Cadence has been advised of the possibility of such damages or whether any remedy set forth herein fails of its essential purpose or otherwise. NEITHER PARTY SHALL BE LIABLE FOR COSTS OF PROCUREMENT OF SUBSTITUTES, LOSS OF PROFITS, INTERRUPTION OF BUSINESS, OR FOR ANY OTHER SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES, HOWEVER CAUSED, WHETHER FOR BREACH OF WARRANTY, CONTRACT, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE. Customer agrees it will take no legal action against Cadence's third party software suppliers related to the Software licensed under this Agreement.

13. GENERAL PROVISIONS

        13.1 NOTICES

        Notices to Customer shall be sent to the address on the initial page and to Cadence at 555 River Oaks Parkway, San Jose, California 95134 USA, Attn:
Legal Department, or such new address as a party specifies to the other in writing.

        13.2 EXPORT

        The Fixed Term License(s) granted hereunder does not permit export of the Licensed Programs without the prior written consent of Cadence. The Licensed Programs, Documentation and all related technical information or materials are subject to export controls and (are or may be) licensable under the U. S. Government export regulations. Customer will not export, re-export, divert, transfer or disclose, directly or indirectly the Licensed Programs, Documentation and any related technical information or materials without complying strictly with all legal requirements including without limitation obtaining the prior approval of the U. S., Department of Commerce and, if necessary, other agencies or departments of the U.S. Government. Licensee will execute and deliver to Cadence such "Letters of Assurance" as may be required under applicable export regulations. Customer shall indemnify Cadence against any loss related Customer's failure to conform to these requirements.

        13.3 ASSIGNMENT

        (a) NO ASSIGNMENT: Customer may not delegate, assign or transfer this Agreement, nor any of its rights and obligations under this Agreement, without the prior written consent of Cadence, which consent shall not be unreasonably withheld or delayed. Customer agrees that this Agreement binds Customer and each of its affiliates and the employees, agents, representatives and persons associated with any of them. Without limitation of the foregoing, in the event of a sale of substantially all the assets of Customer, a merger, a re-organization, or change in control of fifty percent (50%) or more of the equity of Customer (a "Change in Control"), no transfer or assignment (including, without limitation, an assignment by operation of law) of this Agreement may be made without the prior written consent of Cadence, which consent shall not be unreasonably withheld or delayed. As used in this Agreement, assignment shall not include, and no consent shall be required, (1) if Customer raises additional capital through sale of equity (either privately or through a public offering) or debt instruments, provided that the additional equity issued does not change the equity percentage held by existing owners immediately prior to such offering more than 50%, (2) if Customer changes its state of incorporation, (3) if Customer acquires a third party that does not compete with Cadence, or (4) otherwise reorganizes its corporate structure without a change in its equity structure. If Customer is acquired by or acquires an unrelated third party or through merger forms a new corporation, Customer shall notify Cadence no later than five business days following conclusion of the merger providing such details as Cadence reasonably requests. Cadence shall either (a) provide its consent to the

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acquisition, the provision of which shall not be unreasonably withheld or delayed, (b) notify Customer in writing that it wishes a six month period to evaluate the results of the acquisition, or (c) notify Customer within ten business days that it objects to the acquisition setting forth the business reasons therefor and any corrective action that it would consider mitigation of its concerns. If Customer is unable to reasonably mitigate the concerns expressed within 30 days following its receipt of such notice, Cadence shall have the right to request alterations to the Agreement that would make it acceptable, or if no alterations can be agreed upon, then the parties agree to resolve such dispute in accordance with the dispute resolution provisions of this Agreement. Customer and Cadence agree that legitimate concerns by Cadence include, but are not limited to, (i) acquisition of Customer by a competitor of Cadence, and (ii) acquisition of Customer at a price that is substantially less than the value of the Cadence Software licenses held by Customer.


        (b) ASSIGNMENT OF LICENSE FEES: Cadence may sell or assign the License Fees owing under this Agreement to third-parties ("Assignee"). Upon written notice to Customer that the right to the License Fees hereunder has been assigned, in whole or in part, Customer shall, if requested, pay all assigned amounts directly to Assignee. Customer waives and agrees it will not assert against Assignee any abatement, set-off, claim, counterclaim, adjustment, reduction, or defense for any reason, including, but not limited to, any claims that Cadence failed to perform under this Agreement or termination of this Agreement, it may have against Cadence. Customer waives all rights to make any claim against Assignee for any loss or damage to the Licensed Programs or breach of any warranty, express or implied, as to any matter whatsoever, including but not limited to the Licensed Programs and service performance, functionality, features, merchantability or fitness for a particular purpose, or any indirect, incidental or consequential damages or loss of business.

        (c) OBLIGATIONS: Customer shall pay Assignee all License Fees due and payable under this Agreement, but shall pursue any claims under this Agreement against Cadence. Except as provided in SECTION 5, neither Cadence nor its Assignees will interfere with Customer's quiet enjoyment or use of the Licensed Programs in accordance with this Agreement's terms and conditions. Notwithstanding any assignment by Cadence, Cadence shall remain obligated to perform all of its obligations under this Agreement.

        13.4 U. S. GOVERNMENT CONTRACT PROVISIONS

        This Agreement is for Customer's temporary acquisition of Licensed Programs for its internal Use. No Government procurement regulation or contract clauses or provision shall be deemed a part of any transaction between the parties under this Agreement unless its inclusion is required by law, or mutually agreed upon in writing by the parties in connection with a specific transaction. Customer acknowledges that Cadence represents that: (i) the Licensed Programs are unpublished, "Commercial Computer Software and Commercial Computer Software Documentation" subject to "Restricted Rights" usage limitations, as such italicized terms are discussed in 48 CFR Section 227.401 and any other equivalent Government regulation; (ii) that the Licensed Programs were developed exclusively at private expense, that no part was developed with Government funds, nor is any part in the public domain; and (iii) that such items constitute trade secrets of Cadence for all purposes of the Freedom of Information Act.

        13.5 FORCE MAJEURE

        Except for Customer's obligation pursuant to Section 4, neither party shall be liable to the other party for delay in performing its obligations, or failure to perform any such obligations under this Agreement, if the delay or failure results from circumstances beyond the reasonable control of the party, including but not limited to, any acts of God, governmental act, fire, explosion, accident, war, armed conflict or civil commotion. In the event of any such delay the time for performance shall be extended by the amount of time lost by reason of such delay provided however should an event of force majeure described in this section delay either party's performance in any material respect for a period of more than 90 days, then the other party shall have the option, upon giving written notice, to terminate this Agreement or the relevant order or portion thereof affected by the delay.

        13.6 WAIVER AND SEVERABILITY

        Failure by either party to enforce at any time any of the provisions of this Agreement, or to exercise any election of options provide herein, shall not constitute a waiver of such provision or option, nor affect the validity of this Agreement or any part thereof, or the right of the waiving party to thereafter enforce each and every such provision. If any provision of this Agreement is held invalid or unenforceable, the remainder of the Agreement shall continue in full force and effect.


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

        13.7 GOVERNING LAW

        This Agreement will be governed by the procedural and substantive laws of the State of California, U.S.A., without regard to its conflicts of laws principles. This Agreement is prepared and executed and shall be interpreted in the English language only, and no translation of the Agreement into another language shall have any effect. The parties agree that the United Nations Convention on Contracts for the International Sale of Goods (1980) is specifically excluded from and shall not apply to this Agreement.

        13.8 DISPUTE RESOLUTION

        The parties shall attempt in good faith to resolve any issues arising in connection with Maintenance Services provided under this Agreement informally according to the following procedure. Upon written request of a party identifying an issue to be resolved, each party will designate a management representative with the responsibility and authority to resolve the dispute. The designated management representatives shall meet preliminarily within seven (7) days after the request is received from the requesting party. At this first meeting, the designated management representatives shall identify the scope of the issue and the information needed to discuss and attempt to resolve the issue. These management representatives shall then gather relevant information regarding the dispute and shall meet to discuss the issues and negotiate in good faith to resolve the dispute. Such second meeting shall occur within fifteen
(15) days of the first meeting. If no resolution is reached following such second meeting, designated executives from Cadence and Customer shall meet within fifteen (15) days and negotiate in good faith to resolve the issue.


        13.9 ENTIRE AGREEMENT

        This Agreement and the Attachments hereto is the complete and exclusive statement of the agreement between the parties and supersedes all proposals, oral or written, and all other communications between the parties relating to the subject matter of this Agreement. Only a written instrument duly executed by authorized representatives of Cadence and Customer may modify this Agreement.

IN WITNESS WHEREOF, THE PARTIES HERETO HAVE ENTERED INTO THIS AGREEMENT AS OF THE EFFECTIVE DATE.


CUSTOMER:

By: _____________________________________

Name: ___________________________________

Title: __________________________________

Date: ___________________________________



CADENCE DESIGN SYSTEMS, INC.

By: _____________________________________

Name: ___________________________________

Title: __________________________________

Date: ___________________________________


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